As filed with the Securities and Exchange Commission on September 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

D8 Holdings Corp.*

(Exact name of Registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

Unit 1008, 10/F, Champion Tower

3 Garden Road

Central, Hong Kong

+852 3973 5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward Truitt

Maples Fiduciary Services (Delaware) Inc.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Telephone: (302) 731-1612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joel L. Rubinstein Elliott Smith White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Shari Seymour Maples and Calder P.O. Box 309, Ugland House Grand Cayman KYI-1104 Cayman Islands Tel: (245) 949-8066	Edwin C. Pease Andrew D. Thorpe Melissa V. Frayer Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Tel: (617) 542-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-257055

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13c-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

*	Prior to the consummation of the business combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by D8 Holdings Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Vicarious Surgical Inc.” (“New Vicarious Surgical”).

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock(2)(3)(6)	650,742	$9.95	(1)	$6,474,882.90	(1)	$706.41	(1)
Class B Common Stock(2)(4)(6)	75,564	$9.95	(7)	$751,861.80	(7)	$82.03	(7)
Class A Common Stock issuable upon the conversion of Class B Common Stock(2)(5)(6)	75,564		(8)		(8)		(8)
Total				$7,226,744.70		$788.44

(1)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Shares on The New York Stock Exchange on September 13, 2021 (such date was within five business days prior to the date of the initial filing of this Registration Statement) in accordance with Rule 457(f)(1) under the Securities Act.
(2)	The Registrant previously registered an aggregate of 156,646,827 shares of its common stock, which includes (i) 110,769,991 shares of its Class A common stock, par value $0.0001 per share, estimated to be issued in connection with the business combination with Vicarious Surgical Inc. (“Vicarious Surgical”) as described in the Prior Registration Statement (as defined below), (ii) 19,726,836 shares of its Class B common stock, par value $0.0001 per share, estimated to be issued in connection with the business combination with Vicarious Surgical (including 19,726,836 shares of its Class A common stock issuable upon the conversion of its Class B common stock) and (iii) 26,150,000 shares of its Class A common stock issuable upon exercise of its redeemable warrants on its Registration Statement on Form S-4, as amended (File No. 333-257055) (the “Prior Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission on August 9, 2021.
(3)	In accordance with Rule 462(b) under the Securities Act, 650,742 additional shares of the Registrant’s Class A common stock to be issued by the Registrant to Vicarious Surgical securityholders upon consummation of the business combination, including shares issuable pursuant to outstanding options and warrants based on an exchange ratio that incorporates certain assumptions about Vicarious Surgical’s cash and debt at the closing of the business combination are hereby registered.
(4)

In accordance with Rule 462(b) under the Securities Act, 75,564 additional shares of the Registrant’s Class B common stock to be issued by the Registrant to Vicarious Surgical securityholders upon consummation of the business combination are hereby registered.

(5)

In accordance with Rule 462(b) under the Securities Act, 75,564 additional shares of the Registrant’s Class A common stock issuable upon the conversion of 75,564 additional shares of the Registrant’s Class B common stock by the Registrant to Vicarious Surgical securityholders upon consummation of the business combination are hereby registered.

(6)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(7)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Shares on The New York Stock Exchange on September 13, 2021 (such date was within five business days prior to the date of the initial filing of this Registration Statement) in accordance with Rule 457(f)(1) under the Securities Act. For purposes of calculating the registration fee, the Class B common stock is treated as having the same value as the Class A common stock as each share of Class B common stock is convertible into one share of Class A common stock.
(8)	Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

This registration statement will become effective automatically upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

As used in this Registration Statement, the term “Registrant” refers to the Registrant (a Cayman Islands exempted company) prior to the Domestication and to New Vicarious Surgical (a Delaware corporation) following the Domestication.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4 (Registration No. 333-257055) (the “Prior Registration Statement”), declared effective as of August 9, 2021, D8 Holdings Corp. (the “Registrant”) registered an aggregate of 156,646,827 shares of its common stock, which includes (i) 110,769,991 shares of its Class A common stock estimated to be issued in connection with the Business Combination (as defined in the Prior Registration Statement), (ii) 19,726,836 shares of its Class B common stock estimated to be issued in connection with the Business Combination (including 19,726,836 shares of its Class A common stock issuable upon the conversion of its Class B common stock) and (iii) 26,150,000 shares of its Class A common stock issuable upon exercise of its redeemable warrants and paid an aggregate fee of $173,757.42. The Registrant is filing this Registration Statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, solely to register 650,742 additional shares of its Class A common stock and 75,564 additional shares of its Class B common stock for issuance in connection with the consummation of the merger transactions contemplated by the Agreement and Plan of Merger, dated as of April 15, 2021, by and among the Registrant, Snowball Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, Vicarious Surgical Inc., a Delaware corporation and Adam Sachs, in his capacity as the stockholder representative, as well as 75,564 additional shares of its Class A common stock issuable upon the conversion of the 75,564 additional shares of Class B common stock. In connection with the registration of additional shares of its common stock, the Registrant is paying an additional registration fee of $788.44.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Exhibit Index included with this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Exhibit Index

Exhibit Number	Description

5.1*	Opinion of White & Case LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of WithumSmith+Brown, PC

23.2*	Consent of White & Case LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

*	Filed herewith.

**	Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-257055), as amended, which was initially filed with the Securities and Exchange Commission on June 11, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong on the 15th day of September, 2021.

D8 HOLDINGS CORP.

By:	/s/ David Chu
David Chu
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Chu	Chief Executive Officer and Director	September 15, 2021
David Chu	(Principal Executive Officer)

*	Chief Financial Officer	September 15, 2021
Robert Kirby	(Principal Financial and Accounting Officer)

*	President and Director	September 15, 2021
Donald Tang

*	Director	September 15, 2021
Michael Kives

*	Director	September 15, 2021
Fred Langhammer

*	Director	September 15, 2021
Terry Lundgren

*	Director	September 15, 2021
David Ho

*By:	/s/ David Chu
Name:	David Chu
Title:	Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of D8 Holdings Corp., in the City of Newark, Delaware, on the 15th day of September, 2021.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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